Exhibit 4.59

Execution Copy

SECURITY AGREEMENT

among

TAL INTERNATIONAL CONTAINER CORPORATION,

and

BANK OF AMERICA, N.A., AS COLLATERAL AGENT

Dated as of March 12, 2013

TABLE OF CONTENTS

		Page

ARTICLE I	SECURITY INTERESTS	2

1.1.	Grant of Security Interests	2
1.2.	Power of Attorney	3
1.3.	Authority to File Financing Statements	3

ARTICLE II	GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	3

2.1.	Necessary Filings	3
2.2.	No Liens	4
2.3.	Other Financing Statements	4
2.4.	Chief Executive Office	4
2.5.	Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.	4
2.6.	Trade Names; Etc.	5
2.7.	Certain Significant Transactions	5
2.8.	Non-UCC Property	5
2.9.	Recourse	5
2.10.	As-Extracted Collateral; Timber-to-be-Cut	5

ARTICLE III	SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL	5

3.1.	Direction to Account Debtors; Contracting Parties; etc.	5
3.2.	Collection	6
3.3.	Debtor Remains Liable Under Contracts	6
3.4.	Chattel Paper	6
3.5.	Container Management System	7
3.6.	Commercial Tort Claims	7
3.7.	Further Actions	7

ARTICLE IV	TITLE AND REGISTRATION OF TITLED EQUIPMENT	7

ARTICLE V	INTENTIONALLY OMITTED	8

ARTICLE VI	PROVISIONS CONCERNING ALL COLLATERAL	8

6.1.	Protection of Collateral Agent’s Security	8
6.2.	Warehouse Receipts Non-Negotiable	8
6.3.	Additional Information	8
6.4.	Further Actions	8
6.5.	Financing Statements	9
6.6.	Software	9

ARTICLE VII	REMEDIES UPON OCCURRENCE OF A DESIGNATED EVENT OF DEFAULT	9

7.1.	Remedies; Obtaining the Collateral Upon A Designated Event of Default	9

i

TABLE OF CONTENTS
(continued)

		Page

7.2.	Remedies; Disposition of the Collateral	11
7.3.	Waiver of Claims	11
7.4.	Application of Proceeds	12
7.5.	Remedies Cumulative	13
7.6.	Discontinuance of Proceedings	13

ARTICLE VIII	DEFINITIONS	14

ARTICLE IX	MISCELLANEOUS	18

9.1.	Notices	18
9.2.	Waiver; Amendment	18
9.3.	Obligations Absolute	18
9.4.	Successors and Assigns	18
9.5.	Headings Descriptive	19
9.6.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	19
9.7.	Debtor’s Duties	20
9.8.	Termination; Release	20
9.9.	Counterparts	21
9.10.	Severability	21
9.11.	The Collateral Agent and the other Secured Creditors	21

ANNEX A	Schedule of Chief Executive Offices Address(es) of Chief Executive Office
ANNEX B	Schedule of Legal Names, Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility), Jurisdiction of Organization, Location and Organizational Identification Numbers
ANNEX C	Description of Certain Significant Transactions Occurring Within One Year

ii

SECURITY AGREEMENT

SECURITY AGREEMENT, dated as of March 12, 2013, made by TAL International Container Corporation, a Delaware corporation (together with its successors and permitted assigns, “Debtor”) in favor of Bank of America, N.A., as collateral agent for the benefit of the Secured Creditors (as defined below) (in such capacities and (in either case) together with any successor collateral agent, the “Collateral Agent”).

WITNESSETH:

WHEREAS, Debtor, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (together with any successor administrative agent, the “Administrative Agent” or the “Collateral Agent”), have entered into that certain Credit Agreement, dated as of the date hereof, providing for the making of Loans to the Debtor (the Lenders, the Administrative Agent and the Collateral Agent are herein called the “Lender Creditors”) (as used herein, the term “Credit Agreement” means the Credit Agreement described above in this paragraph, as the same may from time to time be amended, modified, extended, renewed, replaced, restated, supplemented and/or refinanced from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional obligors or guarantors thereunder or any increase in the amount borrowed) of all or any portion of, the Obligations under such Credit Agreement);

WHEREAS, the Debtor may at any time and from time to time enter into one or more Specified Hedging Agreements (the “Applicable Hedging Agreements”) with one or more Hedge Counterparties;

WHEREAS, the Lender Creditors and the Hedge Counterparties are collectively referred to herein as the “Secured Creditors”;

WHEREAS, it is a condition precedent to (i) the making of Loans to the Debtor under the Credit Agreement and (ii) the Hedge Counterparties entering into Applicable Hedging Agreements, that the Debtor shall have executed and delivered this Agreement to the Collateral Agent; and

WHEREAS, the Debtor will obtain benefits from the incurrence of Loans under the Credit Agreement and by entering into Applicable Hedging Agreements and, accordingly, desires to execute this Agreement in order to satisfy the conditions described in the preceding recitals and to induce the Lenders to make Loans to the Debtor and for the Hedge Counterparties to enter into Applicable Hedging Agreements with the Debtor;

NOW, THEREFORE, in consideration of the benefits accruing to the Debtor, the receipt and sufficiency of which are hereby acknowledged, the Debtor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

ARTICLE I
SECURITY INTERESTS

1.1.         Grant of Security Interests.  (a)  The Debtor does hereby grant and pledge unto the Collateral Agent in its capacity solely as collateral agent for the equal and ratable benefit of the Secured Creditors, as security for the prompt payment and performance when due of all Obligations, a continuing security interest in all of the right, title and interest of the Debtor in, to and under all of the following personal property(and all rights therein) of the Debtor, or in which or to which the Debtor has any rights, in each case whether now existing or hereafter from time to time acquired, including each of the following (collectively, the “Collateral”):

i.              all Containers listed on Schedule 1, including, without limitation, all additions, appliances, parts, instruments, accessories and appurtenances thereto, all furnishings and other equipment of any kind from time to time installed or attached to any of such Containers, and all devices used in or in or on such Containers;

ii.             all Related Assets with respect to the Containers;

iii.            all Accounts, Chattel Paper, General Intangibles, Instruments and Inventory, in each case to the extent they relate to any Containers;

iv.            all Leases, all Lease proceeds and all rights under Leases and related agreements, including rentals, termination rights, rights to compel performance and guarantees, in each case to the extent that they relate to any Containers;

v.             all insurance proceeds, refunds and premium rebates and other proceeds from dispositions, in each case to the extent that they relate to any Containers;

vi.            all condemnation and confiscation awards, in each case to the extent that they relate to any Containers;

vii.           any Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in any Collateral Account;

viii.          all money, cash and cash equivalents constituting products or proceeds of any of the foregoing Collateral;

ix.            all Subject Commercial Tort Claims that arise from or relate to any of the foregoing Collateral;

x.             all policies and certificates of insurance and all insurance proceeds, refunds, and premium rebates, with respect to any of the Collateral;

xi.            2013-A Special Unit of Beneficial Interest Certificate number 2013-A SUBI-1, evidencing an exclusive undivided 100% beneficial ownership interest in all 2013-A SUBI Assets (as defined therein), and any other Special Unit of Beneficial Interest Certificates evidencing beneficial ownership interest in any of the foregoing Collateral; and

xii.           to the extent not included above, any and all products, proceeds (including insurance proceeds), substitutions, and accessions of or to any of the foregoing.

1.2.         Power of Attorney.  The Debtor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of a Designated Event of Default (in the name of the Debtor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to the Debtor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

1.3.         Authority to File Financing Statements.  The Debtor hereby irrevocably authorizes the Collateral Agent, at any time, and from time to time, to file any initial financing statements (and amendments thereto) without the signature of the Debtor that (i) indicate the Collateral, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, and (ii) provide any other information required for the sufficiency or filing office acceptance of any financing statement or amendment.

The Debtor also ratifies its authorization for the Collateral Agent to have filed with such offices any amendments to the financing statements or documents of similar import described above.

ARTICLE II
GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

The Debtor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1.         Necessary Filings.  The Debtor has filed or caused to be filed all UCC-1 and UCC-3 financing statements in the filing office for the Debtor’s jurisdiction of organization (collectively, the “Filing Statements”) (or has authenticated and delivered to the Administrative Agent the Filing Statements suitable for filing in such offices) and the security interests granted to the Collateral Agent pursuant to this Agreement in and to the Collateral create valid and, together with all such filings, registrations, recordings and other actions, perfected security interests therein (to the extent that a security interest therein may be perfected solely by the filing of financing statements under the relevant UCC) prior to the rights of all other Persons therein (other than Permitted Liens) and subject to no other Liens (other than Permitted Liens related thereto).

2.2.         No Liens.  The Debtor is, and as to all Collateral acquired by it from time to time after the date hereof the Debtor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and the Debtor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent.

2.3.         Other Financing Statements.  As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, the Debtor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by the Debtor or in connection with Permitted Liens or financing statements for which proper termination statements have been delivered to the Collateral Agent for filing.

2.4.         Chief Executive Office.  During the five year period preceding the date of this Agreement, the chief executive office of the Debtor has not been located at any address other than that indicated on Annex A.

2.5.         Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.  The exact legal name of the Debtor, the type of organization of the Debtor, whether or not the Debtor is a Registered Organization, the jurisdiction of organization of the Debtor, the Debtor’s Location, the organizational identification number (if any) of the Debtor, and whether or not the Debtor is a Transmitting Utility, is listed on Annex B hereto.  The Debtor shall not merge, combine or consolidate or change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Person which is not a Transmitting Utility, its jurisdiction of organization, its Location, or its organizational identification number (if any) from that used on Annex B hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (w) a merger, combination or consolidation that violates Section 9.2 of the Credit Agreement, (x) a Registered Organization ceasing to constitute same or (y) the Debtor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 15 days’ prior written notice of each change to the information listed on Annex B (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex B which shall correct all information contained therein for the Debtor, and (ii) in connection with the respective such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect including any required documentation set forth in Section 9.2 of the Credit Agreement.  In addition, to the extent that the Debtor does not have an organizational identification number on the date hereof and later obtains one, the Debtor shall promptly thereafter notify the Collateral

Agent of such organizational identification number (to the extent such organizational identification number is required to perfect the Collateral Agent’s security interests hereunder) and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

2.6.         Trade Names; Etc.  The Debtor has not in the preceding five years operated in any jurisdiction under any trade names, fictitious names or other names except its legal name as specified in Annex B and such other trade or fictitious names as are listed on Annex B hereto.

2.7.         Certain Significant Transactions.  During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into the Debtor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, the Debtor, in each case except as described in Annex D hereto.  With respect to any transactions so described in Annex D hereto, the respective Debtor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with the Debtor, or was liquidated into or transferred all or substantially all of its assets to the Debtor, and shall have furnished to the Collateral Agent such UCC lien searches as may have been reasonably requested with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Debtor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

2.8.         Non-UCC Property.  None of the Collateral is of the types described in Section 9-311(a) of the UCC.

2.9.         Recourse.  This Agreement is made with full recourse to the Debtor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Debtor contained herein and in the Secured Debt Agreements.

2.10.       As-Extracted Collateral; Timber-to-be-Cut.  None of the Collateral constitutes, or would constitute, As-Extracted Collateral or Timber-to-be-Cut.

ARTICLE III
SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1.         Direction to Account Debtors; Contracting Parties; etc.  Subject to the terms of the Securitization Intercreditor Agreement, upon the occurrence and during the continuance of a Designated Event of Default, if the Collateral Agent so directs the Debtor, the Debtor agrees (x) to cause all payments on account of the Accounts and Contracts constituting, arising out of, or relating to, the Collateral to be made directly to a Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any such Accounts and/or under any such Contracts to make payments with respect thereto as provided in the preceding clause (x),and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as the Debtor.  Without notice to or assent by the Debtor, the Collateral Agent may, upon the occurrence and during the continuance of a Designated Event of Default, apply any or all amounts then in, or thereafter deposited in, a Collateral Account toward the payment of the Obligations in the manner provided in Section 7.4 of this Agreement.  The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by the Debtor or the Collateral Agent, shall be borne by the Debtor.  The Collateral Agent shall deliver a copy of each notice referred to in the preceding clause (y) to the Debtor, provided that (x) the failure by the Collateral Agent to so notify the Debtor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.1 and (y) no such notice shall be required if an Event of Default of the type described in Section 13.1(h) of the Credit Agreement has occurred and is continuing.

3.2.         Collection.  The Debtor shall endeavor in accordance with its customary business practices to cause to be collected from the account debtor named in each of its Accounts constituting Collateral or obligor under any lease constituting, arising out of, or relating to the Collateral, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or lease, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such lease.  Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of a Designated Event of Default, the Debtor may allow, in the ordinary course of business and in accordance with the terms of the Credit and Collection Policy in effect from time to time, as adjustments to amounts owing under its Accounts and leases (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which the Debtor finds appropriate in accordance with its reasonable business judgment and (ii) a refund or credit due as a result of improperly performed services or for other reasons which the Debtor finds appropriate in accordance with reasonable business judgment.  The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by the Debtor or the Collateral Agent, shall be borne by the Debtor.

3.3.         Debtor Remains Liable Under Contracts.  Anything herein to the contrary notwithstanding, the Debtor shall remain liable under each of the Contracts which arise out of, or relate to, any of the Collateral to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract.  Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of the Debtor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.4.         Chattel Paper.  Upon the request of the Collateral Agent following the occurrence of a Designated Event of Default made at any time or from time to time, the Debtor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper which constitutes, arises out of, or relates to, the Collateral held or owned by the Debtor valued in excess of $1,000,000.  Furthermore, if requested by the Collateral Agent following the occurrence of a Designated Event of Default, the Debtor shall promptly take all actions which are reasonably practicable so that the Collateral Agent has “control” of all Electronic Chattel Paper which constitutes, arises out of, or relates to, the Collateral valued in excess of $1,000,000 in accordance with the requirements of Section 9-105 of the UCC.  The Debtor will promptly (and in any event within 10 Business Days) following any request by the Collateral Agent following the occurrence of a Designated Event of Default, deliver all of its Tangible Chattel Paper which constitutes, arises out of, or relates to, the Collateral valued in excess of $1,000,000 to the Collateral Agent.  The Debtor hereby agrees not to deliver any Chattel Paper which constitutes, arises out of, or relates to, the Collateral to any other Person.

3.5.         Container Management System.  Without the prior written consent of the Collateral Agent, the Debtor agrees that it will not grant to any Person, or permit any Person to obtain a Lien, over the Container Management System.

3.6.         Commercial Tort Claims.  The Debtor shall promptly furnish to the Collateral Agent a description of any Commercial Tort Claim constituting Collateral which would reasonably be expected to result in payment of $15,000,000 or more in damages to Debtor (collectively, the “Subject Commercial Tort Claims”), in sufficient detail to enable the Collateral Agent to perfect its Lien on such Commercial Tort Claim; provided that the Debtor shall not be required to perfect any Lien on any of its Commercial Tort Claims which are not reasonably expected to result in payment of $15,000,000 or more in damages to Debtor.  On the Effective Date the Debtor has no Subject Commercial Tort Claims.

3.7.         Further Actions.  The Debtor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments or grants of security interest, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act (or other similar law), arising out of or relating to the Collateral and covered by the security interest hereby granted, as the Collateral Agent may reasonably require (subject to the carve-outs and exceptions set forth herein).

ARTICLE IV
TITLE AND REGISTRATION OF TITLED EQUIPMENT.

4.1.         The Debtor will cause each Chassis which is Collateral (the “Titled Equipment Constituting Collateral”), the ownership of which, under applicable law, is evidenced by a certificate of title, to be properly titled in the name of the TAL International Titling Trust.

4.2.         The Debtor will, at all times, (A) maintain the registration and titling of each item of Titled Equipment Constituting Collateral and (B) cause that no Lien be noted on the certificate of title relating thereto and take all other steps required or reasonably requested by the Collateral Agent in order to provide the Collateral Agent with a first priority perfected security interest in and Lien upon such Collateral under applicable law.  Upon request, the Debtor will deliver to the Collateral Agent a copy of each such certificate of title.

4.3.         The Debtor will cause TAL International Titling Trust to deliver physical certificates, together with undated blank instruments of transfer duly executed by the Debtor, evidencing a SUBI for all Chassis which are Collateral to the Collateral Agent.

4.4.         Upon the request of the Collateral Agent, the Debtor will provide all information and documentation (or copies thereof) reasonably requested by the Collateral Agent with respect to Titled Equipment constituting Collateral (including information relating to the jurisdiction in which such Titled Equipment is titled and the identification number of any such Titled Equipment).

4.5.         Upon the reasonable request of the Debtor in connection with any Titled Equipment which ceases to constitute Collateral in connection with any transaction permitted under the Loan Documents, the Collateral Agent will take such action, at the expense of the Debtor, as may be reasonably required to evidence the release of its Lien in respect of such Titled Equipment.

ARTICLE V
INTENTIONALLY OMITTED

ARTICLE VI
PROVISIONS CONCERNING ALL COLLATERAL

6.1.         Protection of Collateral Agent’s Security.  Except as otherwise permitted by the Loan Documents, Debtor will do nothing to impair the rights of the Collateral Agent in the Collateral.  The Debtor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of the Debtor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to the Debtor.

6.2.         Warehouse Receipts Non-Negotiable.  To the extent practicable, the Debtor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of the Collateral, the Debtor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

6.3.         Additional Information.  In addition to the information to be provided by the Debtor to the Administrative Agent pursuant to Section 8.1 of the Credit Agreement, upon the occurrence and during the continuance of a Designated Event of Default the Debtor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 Business Days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be reasonably requested by the Collateral Agent.  Without limiting the foregoing, the Debtor agrees that it shall promptly (and in any event within 10 Business Days after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.

6.4.         Further Actions.  Subject to the terms of the Securitization Intercreditor Agreement, the Debtor will, at its own expense and upon the reasonable request of the Collateral Agent, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such additional documents, lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports, grants of security and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Collateral Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

6.5.         Financing Statements.  The Debtor agrees to authenticate and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein (to the extent that a security interest therein may be perfected solely by the filing of financing statements under the relevant UCC) and the other rights and security contemplated hereby.  The Debtor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral.

6.6.         Software.  The Debtor shall not create or attempt to create, assume or permit to subsist any Lien or other encumbrance upon any Software owned by it (including the Container Management System) or any of its Software license (other than in favor of the Secured Creditors).

ARTICLE VII
REMEDIES UPON OCCURRENCE OF A DESIGNATED EVENT OF DEFAULT

7.1.         Remedies; Obtaining the Collateral Upon A Designated Event of Default.

(a)           Upon the occurrence and continuation of a Designated Event of Default, at the request of the Collateral Agent, the Debtor shall immediately provide a list, certified by an authorized officer of the Debtor, of all existing Hedge Counterparties secured by the Collateral as of such date for purposes of making payments under Section 7.4 hereof.

(b)           The Debtor agrees that, if any Designated Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:

i.              subject to the right of any applicable Lessee to the right of quiet enjoyment of such property, personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from the Debtor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Debtor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Debtor;

ii.             instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of the Debtor in respect of such Collateral;

iii.            sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 7.2 hereof, or direct the Debtor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

iv.            take possession of the Collateral or any part thereof, by directing the Debtor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event the Debtor shall at its own expense:

(x)  forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;

(y)  store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 7.2 hereof; and

(z)  while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

v.             apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 7.4 hereof; and

vi.            take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the UCC;

it being understood that the Debtor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by the Debtor of said obligation.

(c)           Upon the occurrence and continuation of a Designated Event of Default, the Collateral Agent and the Debtor agree that the Collateral Agent shall have a perpetual license to use the Debtor’s intellectual property (including any and all information systems and operational support systems of the Debtor) that are reasonably necessary for the operation of its businesses and the management and administration of all of the assets constituting Collateral, without charge, to the extent necessary or advisable to conduct the Debtor’s business in the ordinary course consistent with past practice and to sell or otherwise dispose of the Collateral.  Any sale of the intellectual property shall be made subject to such perpetual license. Upon indefeasible payment in full in cash of the Obligations and the termination of all Commitments under the Credit Agreement, such perpetual license in respect of the Debtor’s intellectual property shall terminate.

7.2.                            Remedies; Disposition of the Collateral.  If any Designated Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Collateral Agent under or pursuant to Section 7.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable.  Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the Debtor which the Collateral Agent shall determine to be commercially reasonable.  Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition.  The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned.  To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 7.2 without accountability to the Debtor.  If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Debtor as hereinabove specified, the Collateral Agent need give the Debtor only such notice of disposition as shall be required by such applicable law.  The Debtor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtor’s expense.

7.3.                            Waiver of Claims.  Except as otherwise provided in this Agreement, (a) THE DEBTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and (b) the Debtor hereby further waives, to the extent permitted by law:

i.                                        all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

ii.                                     all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder;

iii.                                  all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and the Debtor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws;

iv.                                  and agrees not to assert any defenses against an action for specific performance except for a defense that no Event of Default has occurred under the Credit Agreement;

v.                                     any law relating to the marshaling of Collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured; and

vi.                                  any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute under this Agreement or any other Loan Document, whether such dispute is resolved through arbitration or judicially

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against the Debtor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the Debtor.

7.4.                            Application of Proceeds.  (a)  All moneys collected by the Collateral Agent upon any sale or other disposition of any Collateral pursuant to the enforcement of this Agreement or the exercise of any of the remedial provisions hereof (or, if any other Security Document requires proceeds of “collateral” thereunder to be applied in accordance with the terms of this Agreement, by such “collateral agent” thereunder pursuant to the enforcement of such Security Document or the exercise of the remedial provisions thereof), together with all other moneys received by the Collateral Agent hereunder in respect of the Collateral (or such “collateral agent” under such other Security Documents) (including all monies received in respect of post-petition interest) as a result of any such enforcement or the exercise of any such remedial provisions or as a result of any distribution of any Collateral (or “collateral” under any other Security Document, as the case may be) upon the bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of the Debtor, or the application of any Collateral (or “collateral” under any other

Security Document, as the case may be) to the payment thereof or any distribution of Collateral (or “collateral” under any other Security Document, as the case may be) upon the liquidation or dissolution of the Debtor, or the winding up of the assets or business of the Debtor or under any insurance policies insuring any of the Collateral (or “collateral” under any other Security Document, as the case may be), shall be applied as follows:

i.                                                    first, to the payment of all amounts owing to the Collateral Agent of the type described in clauses (c) and (d) of the definition of “Obligations”; and

ii.                                                 second, to the extent proceeds remain after the application pursuant to preceding clause (i), in accordance with the priority of payments set forth in Section 13.4 of the Credit Agreement.

(b)                                 All payments required to be made hereunder shall be made to the Administrative Agent for the account of the Lender Creditors or Hedge Counterparties.

(c)                                  For purposes of applying payments received in accordance with this Section 7.4, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent and (ii) the Hedge Counterparties.

(d)                                 It is understood that the Debtor shall remain liable with respect to its Loan Document Obligations and Hedging Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral granted by it hereunder and the aggregate amount of such Obligations.

7.5.                            Remedies Cumulative.  Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent.  All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others.  No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof.  No notice to or demand on the Debtor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand.  In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

7.6.                            Discontinuance of Proceedings.  In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the Debtor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.

ARTICLE VIII
DEFINITIONS

The following terms shall have the meanings herein specified.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Accession” shall mean “accession” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, but in any event shall include, without limitation, Goods which are physically united with other Goods in such a manner that the identity of the original Goods is not lost.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, and in any event shall include, but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State.

“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Applicable Hedging Agreement” shall have the meaning provided in the recitals of this Agreement.

“As-Extracted Collateral” shall mean “as-extracted collateral” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Debtor” shall have the meaning provided in the first paragraph of this Agreement.

“Chassis” shall mean any intermodal container chassis.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.  Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.

“Collateral Account” means any collateral account maintained with, and in the sole dominion and control of, the Collateral Agent or its affiliate for the benefit of the Secured Creditors.

“Collateral Agent” shall have the meaning provided in the recitals of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Container” shall mean any marine and maritime container (including dry cargo containers, refrigerated containers (including the associated generator sets, gps units and refrigeration units), Special Containers and tank containers) or Chassis or trailer to which the Debtor has good title and that is held for lease or sale.

“Container Management System” shall mean the “TERMS 2000” tracking and billing system, and any upgrade of, successor to, or replacement for, such system.

“Container Revenues” shall mean all amounts paid to and received by the Debtor which are attributable to the Containers, including but not limited to (i) per diem rental charges (excluding any prepayments thereof), ancillary fees and all charges paid in respect of the Containers pursuant to the Lease, (ii) amounts received from the manufacturers or sellers of the Containers for breach of sale warranties relating thereto or in settlement of any claims, losses, disputes or proceedings relating to the Containers, (iii) amounts received from any other Persons in settlement of any claims, losses, disputes or proceedings relating to the Containers, including insurance proceeds relating thereto, and (iv) any insurance premiums relating to the Containers which have been refunded by the insurer.

“Contracts” shall mean all contracts between the Debtor and one or more additional parties (including, without limitation, any Hedging Agreements, licensing agreements, partnership agreements, joint venture agreements and limited liability company agreements).

“Copyrights” means any U.S. or foreign copyright owned by the Debtor, including any registrations of any Copyright, in the U.S. Copyright Office or the equivalent thereof in any foreign country, as well as any application for a U.S. or foreign copyright registration now or hereafter made with the U.S. Copyright Office or the equivalent thereof in any foreign jurisdiction by the Debtor.

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Deposit Accounts” shall mean “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Designated Event of Default” shall mean (i) any Designated Event of Default under, and as defined in, the Credit Agreement or (ii) event of default (or similar term) by the Debtor under, as defined in any Applicable Hedging Agreement.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Equipment” shall mean “equipment” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“General Intangible” shall mean “general intangible” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Goods” shall mean “goods” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Hedging Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VIII.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Inventory” shall mean “inventory” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, but in any event shall include, without limitation, tangible personal property held by or on behalf of the Debtor (or in which the Debtor has an interest in mass or a joint or other interest) for sale or lease or to be furnished under contracts of service, tangible personal property which the Debtor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in the Debtor’s business, and shall include tangible personal property returned to the Debtor by the purchaser following a sale thereof by the Debtor and tangible personal property represented by Documents.  All equipment, accessories and parts at any time attached or added to items of Inventory or used in connection therewith shall be deemed to be part of the Inventory.

“Lease” shall mean all leases or contracts for use or hire of a Container, Chassis or other assets by a Lessee and TAL Group or any of its Consolidated Subsidiaries, as lessor, including, without limitation, Finance Leases.

“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Lessee”  shall mean any obligor under a Lease.

“Loan Document Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VIII.

“Location” shall mean the Debtor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Obligations” shall mean and include all of the following:

(a)                                 the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Debtor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations for fees, costs and indemnities) to the Lender Creditors whether direct or indirect (including those acquired by assumption), absolute or contingent, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Loan Documents to which Debtor is a party and the due performance and compliance by the Debtor and all Guarantors with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Loan Documents (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to the Applicable Hedging Agreements, being herein collectively called the “Loan Document Obligations”);

(b)                                 the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Debtor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by the Debtor to the Hedge Counterparties, whether now existing or hereafter incurred under, arising out of or in connection with any Applicable Hedging Agreement the obligations of which by its terms are required to be secured by the Collateral, whether such Applicable Hedging Agreement is now in existence or hereinafter arising, and the due performance and compliance by the Debtor with all of the terms, conditions and agreements contained in each such Applicable Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Hedging Obligations”);

(c)                                  any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; and

(d)                                 in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Debtor or any Guarantor referred to in clauses (a) through (c) above, after a Designated Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs.

Notwithstanding any provision hereof or in any other Loan Document to the contrary, “Obligations” shall not include any Excluded Hedging Obligations.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof and, in any event, shall also include,

but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or the Debtor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to the Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Related Assets” shall mean with respect to any Container owned by any Person: (i) all casua1ty proceeds, Sales Proceeds and Container Revenues accrued, (ii) all right, title and interest in and to, but none of the obligations under, any agreement with the manufacturer of such Container or any third party with respect to such Container and all amendments, additions and supplements made with respect to such Container, (iii) all right, title and interest in and to any Lease to which such Container is subject (to the extent, but only to the extent) that Lease relates to such Container), including, without limitation, the Debtor’s interest under all amendments, additions and supplements thereto, (iv) a1l other security interests or liens and property subject thereto from time to time purporting to secure payment of a Lease (to the extent, but only to the extent, attributable to such Container), (v) all letters of credit, guarantees, Supporting Obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Lease (to the extent, but only to the extent, attributable to such Container), (vi) all books and records relating to such Container, (vii) all payments, proceeds and income of the foregoing or related thereto; (viii) any agreement with the manufacturer of such Container, and all amendments, additions and supplements made with respect to such Container, to the extent, but only to the extent, relating to such Container, and (ix) all rights under UCC financing statements or documents of similar import evidencing a security interest in favor of the Debtor with respect to such Container.

“Sales Proceeds” shall mean with respect to any Container that (i) has been sold to a third party, or (ii) is the subject of a casualty loss, an amount equal to the excess of (a) the gross proceeds of the sale or other disposition (including any payment received from a lessee in respect of damages to or repairs of a Container that is designated for sale) of a Container or casualty proceeds, if any, received by the Debtor, over (b) commissions, administrative fees, handling charges, taxes, reserves or other similar amounts paid, or to be paid, to Persons other than the Debtor in connection with the sale or other disposition as determined in the sole discretion of the Debtor; provided, however, that to the extent that any such commission, administrative fees, handling charges or other similar amount is to be paid to an Affiliate of the Debtor, the amount of such fee or other charge shall not exceed the amount that would have otherwise been payable to an independent third party in an arms-length transaction.

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the Credit Agreement and each of the other Loan Documents and any Applicable Hedging Agreement.

“Software” shall mean “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Supporting Obligations” shall mean “Supporting Obligations’ as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Termination Date” shall have the meaning provided in Section 9.8(a) of this Agreement.

“Timber-to-be-Cut” shall mean “timber-to-be-cut” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Titled Equipment” shall have the meaning provided in Section 4.1 of this Agreement.

“Transmitting Utility” shall mean “transmitting utility” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Vehicle” means all motor vehicles, tractors, Chassis, trailers and other like property, including any vehicle owned by the Debtor which requires a certificate of title of the type described in clause (2) or (3) of Section 9-311(a) of the UCC.

Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as defined therein.

ARTICLE IX
MISCELLANEOUS

9.1.                            Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone under the Credit Agreement, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or other electronic mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as set forth in the Credit Agreement.

9.2.                            Waiver; Amendment.  None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Debtor (it being understood that the addition or release of the Debtor hereunder shall not constitute a change, waiver, discharge or termination affecting the Guarantor or any other obligor added or released) and the Collateral Agent.

9.3.                            Obligations Absolute.  The obligations of the Debtor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy,

insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Debtor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations; whether or not the Debtor shall have notice or knowledge of any of the foregoing.

9.4.                            Successors and Assigns.  This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 9.8 hereof, (ii) be binding upon the Debtor, its successors and assigns; provided, however, that the Debtor shall not assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and assigns.  All agreements, statements, representations and warranties made by the Debtor herein or in any certificate or other instrument delivered by the Debtor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

9.5.                            Headings Descriptive.  The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

9.6.                            GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

i.                                                    GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ii.                                                 SUBMISSION TO JURISDICTION.  THE DEBTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH

NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

iii.                                    WAIVER OF VENUE.  THE DEBTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

iv.                                   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.7.                            Debtor’s Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Debtor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of the Debtor under or with respect-to any Collateral.

9.8.                            Termination; Release.

(a)                                 After the Termination Date, this Agreement shall terminate and the Collateral Agent, at the request and expense of the Debtor, will promptly execute and deliver to the Debtor a proper instrument or instruments (including Uniform Commercial Code termination statements on Form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to the Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.  As used in this Agreement, “Termination Date” shall mean the date upon which all of the Obligations have been paid in full, the Aggregate Commitments have been terminated, and all Applicable Hedging Agreements have been terminated (or otherwise dealt with in the manner required by such Applicable Hedging Agreements or with the approval of the applicable Hedge Counterparties).

(b)                                 So long as no Designated Event of Default has occurred and is continuing or would result therefrom, upon (i) the sale or other disposition of any part of the Collateral that is not prohibited by the respective Secured Debt Agreements, including but not limited to the removal or substitution of Collateral in accordance with Section 6.3 of the Credit Agreement (ii) the use of any Proceeds in connection with the acquisition of any property or to pay any fees, costs and expenses of any Person, or (iii) the release of any part of the Collateral at the direction of the Collateral Agent, such Collateral shall automatically be released from the Lien of this Agreement and the Lien of this Agreement shall be terminated with respect to such Collateral and such Collateral shall automatically be assigned, transferred and conveyed to the applicable Debtor by the Collateral Agent.

(c)                                  Upon and after any and all releases contemplated in clauses and (b) above, at the request and at the sole cost and expense of the Debtor, the Collateral Agent will execute and deliver such documentation, including termination or partial release statements and the like (without recourse and without any representation or warranty) to evidence such release or otherwise in connection therewith; provided that upon request of the Collateral Agent the applicable Debtor shall deliver to the Collateral Agent a certificate signed by a Senior Designated Officer of the Debtor stating that the release of the respective Collateral is permitted pursuant to such Section 9.8(a) or (b).

(d)                                 The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with (or which the Collateral Agent in the absence of gross negligence and willful misconduct believes to be in accordance with) this Section 9.8 and the Secured Debt Agreements.

9.9.                            Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Debtor and the Collateral Agent.  Execution and delivery of this Agreement by facsimile signature shall constitute execution and delivery of this Agreement for all purposes hereof with the same force and effect as execution and delivery of a manually signed copy hereof.

9.10.                     Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11.                     The Collateral Agent and the other Secured Creditors.  The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement.  It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and the Credit Agreement.  The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account.  Neither the Collateral Agent, any other Secured Creditor nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Debtor or any other Person or to take any other action whatsoever with regard to any Collateral.  The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s interest in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Creditor to exercise any such powers.  The Collateral Agent and the other Secured Creditors shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to the Debtor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

TAL INTERNATIONAL CONTAINER CORPORATION

By:
Name:
Title:

Accepted and Agreed to:

Bank of America, N.A., as Collateral Agent

By:
Name:
Title:

ANNEX A

Chief Executive Office of the Debtor:

100 Manhattanville Road

Purchase, New York 10577

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ANNEX B

SCHEDULE OF LEGAL NAME, TYPE OF ORGANIZATION
(AND WHETHER A REGISTERED ORGANIZATION AND/OR
A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION,
LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

EXACT LEGAL NAME OF DEBTOR	REGISTERED ORGANIZATION? (YES/NO)	JURISDICTION OF ORGANIZATION	DEBTOR’S LOCATION (FOR PURPOSES OF NY UCC SS. 9-307)	NUMBER (OR, IF IT HAS NONE, SO INDICATE)	TRANSMITTING UTILITY? (YES/NO)
TAL INTERNATIONAL CONTAINER CORPORATION	Y	Del.	Del.	0689911	No

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ANNEX C

DESCRIPTION OF CERTAIN SIGNIFICANT TRANSACTIONS OCCURRING WITHIN ONE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

NONE

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SCHEDULE 1

3,000 maritime cargo containers unit numbers TCLU649900 through and including TCLU651399; and TCLU654400 through and including TCLU655899.

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